Filed Pursuant to Rule 433
                                                          File No. 333-137620-07


The issuer has filed or will file with the SEC a registration statement (including a prospectus, any prospectus supplement and any related issuer free-writing prospectus) with respect to this offering (the "Offering Documentation"). Before you invest, you should read the prospectus and any prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR(R)) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, Ext 59519; Attention: Paul Tedeschi.



                         THE SERIES 2007-3 CERTIFICATES

                           Initial         Pass-
                          Principal       Through
Class or Component        Balance(1)      Rate(2)                  Principal Types
-------------------------------------------------------------------------------------------------------
Offered Certificates
Class I-A-1             $284,609,711        (3)     Senior, Pass-Through
Class I-A-2               (4)               (3)     Senior, Notional Amount
Class I-A-3             $330,750,000      6.000%    Senior, Sequential Pay
Class I-A-4(5)           $45,996,733      6.000%    Senior, Sequential Pay, Exchangeable
Class I-A-5(5)           $66,485,000      6.000%    Senior, Lockout, Exchangeable
Class I-A-6(5)           $37,499,000      5.750%    Senior, Lockout, Exchangeable
Class I-A-7             $200,000,000      5.750%    Senior, Sequential Pay
Class I-A-8              $12,497,107      5.750%    Senior, Sequential Pay
Class I-A-9(5)           $37,018,447      0.000%    Senior, Pass-Through, Exchangeable REMIC
Class I-A-10(5)          $64,061,000      5.500%    Super Senior, Lockout, Exchangeable REMIC
Class I-A-11(5)           (4)             6.000%    Senior, Notional Amount, Exchangeable REMIC
Class I-A-12(5)          $45,996,733      5.500%    Senior, Sequential Pay, Exchangeable REMIC
Class I-A-13(5)           (4)             6.000%    Senior, Notional Amount, Exchangeable REMIC
Class I-A-14(5)           $2,424,000      6.000%    Super Senior Support, Lockout, Exchangeable REMIC
Class I-A-15(5)          $37,499,000      5.500%    Senior, Lockout, Exchangeable REMIC
Class I-A-16(5)           (4)             6.000%    Senior, Notional Amount, Exchangeable REMIC
Class I-A-17(5)          $64,061,000      5.750%    Super Senior, Lockout, Exchangeable
Class I-A-18(5)          $37,499,000      5.625%    Senior, Lockout, Exchangeable
Class I-A-19(5)          $45,996,733      5.750%    Senior, Sequential Pay, Exchangeable
Class I-A-20(5)          $64,061,000      6.000%    Super Senior, Lockout, Exchangeable
Class I-A-R                     $100      6.000%    Senior, Sequential Pay
Class II-A-1(5)           (4)             6.000%    Senior, Notional Amount, Exchangeable
Class II-A-2(5)          $43,417,000      0.000%    Senior, Pass-Through, Exchangeable REMIC
Class II-A-3(5)           (4)               (3)     Senior, Notional Amount, Exchangeable REMIC
Class II-A-4(5)           (4)               (3)     Senior, Notional Amount, Exchangeable REMIC
Class II-A-5(5)          $43,417,000      6.000%    Senior, Pass-Through, Exchangeable
Class III-A-1           $243,759,000      5.500%    Senior, Pass-Through
Class III-A-PO            $2,025,926      0.000%    Senior, Ratio Strip
Class A-E(5)             $37,018,447        (3)     Senior, Pass-Through, Exchangeable
Class A-PO                (6)             0.000%    Senior, Component
Class Cr-B-1             $23,149,000      6.000%    Subordinated
Class Cr-B-2              $6,615,000      6.000%    Subordinated
Class Cr-B-3              $3,307,000      6.000%    Subordinated
Class III-B-1             $4,664,000      5.500%    Subordinated
Class III-B-2               $504,000      5.500%    Subordinated
Class III-B-3               $378,000      5.500%    Subordinated

Components
Class I-A-PO              $5,066,081      0.000%    Ratio Strip
Class II-A-PO               $444,068      0.000%    Ratio Strip

Non-Offered Certificates
Class Cr-B-4              $2,204,000      6.000%    Subordinated
Class Cr-B-5              $1,654,000      6.000%    Subordinated
Class Cr-B-6              $1,653,957      6.000%    Subordinated
Class III-B-4               $252,000      5.500%    Subordinated
Class III-B-5               $252,000      5.500%    Subordinated
Class III-B-6               $252,860      5.500%    Subordinated





Class or Component                Interest Types                CUSIP
-------------------------------------------------------------------------
Offered Certificates
Class I-A-1             Floating Rate                          94985T AA6
Class I-A-2             Inverse Floating Rate, Interest Only   94985T AB4
Class I-A-3             Fixed Rate                             94985T AC2
Class I-A-4(5)          Fixed Rate                             94985T AD0
Class I-A-5(5)          Fixed Rate                             94985T AE8
Class I-A-6(5)          Fixed Rate                             94985T AF5
Class I-A-7             Fixed Rate                             94985T AG3
Class I-A-8             Fixed Rate                             94985T AH1
Class I-A-9(5)          Principal Only                         94985T AJ7
Class I-A-10(5)         Fixed Rate                             94985T AK4
Class I-A-11(5)         Fixed Rate, Interest Only              94985T AL2
Class I-A-12(5)         Fixed Rate                             94985T AM0
Class I-A-13(5)         Fixed Rate, Interest Only              94985T AN8
Class I-A-14(5)         Fixed Rate                             94985T AP3
Class I-A-15(5)         Fixed Rate                             94985T AQ1
Class I-A-16(5)         Fixed Rate, Interest Only              94985T AR9
Class I-A-17(5)         Fixed Rate                             94985T AS7
Class I-A-18(5)         Fixed Rate                             94985T AT5
Class I-A-19(5)         Fixed Rate                             94985T AU2
Class I-A-20(5)         Fixed Rate                             94985T AV0
Class I-A-R             Fixed Rate                             94985T AW8
Class II-A-1(5)         Fixed Rate, Interest Only              94985T AX6
Class II-A-2(5)         Principal Only                         94985T AY4
Class II-A-3(5)         Inverse Floating Rate, Interest Only   94985T AZ1
Class II-A-4(5)         Floating Rate, Interest Only           94985T BA5
Class II-A-5(5)         Fixed Rate                             94985T BB3
Class III-A-1           Fixed Rate                             94985T BC1
Class III-A-PO          Principal Only                         94985T BD9
Class A-E(5)            Floating Rate                          94985T BE7
Class A-PO              Principal Only                         94985T BF4
Class Cr-B-1            Fixed Rate                             94985T BG2
Class Cr-B-2            Fixed Rate                             94985T BH0
Class Cr-B-3            Fixed Rate                             94985T BJ6
Class III-B-1           Fixed Rate                             94985T BN7
Class III-B-2           Fixed Rate                             94985T BP2
Class III-B-3           Fixed Rate                             94985T BQ0

Components
Class I-A-PO            Principal Only                            N/A
Class II-A-PO           Principal Only                            N/A

Non-Offered Certificates
Class Cr-B-4            Fixed Rate                             94985T BK3
Class Cr-B-5            Fixed Rate                             94985T BL1
Class Cr-B-6            Fixed Rate                             94985T BM9
Class III-B-4           Fixed Rate                             94985T BR8
Class III-B-5           Fixed Rate                             94985T BS6
Class III-B-6           Fixed Rate                             94985T BT4


--------------------------------------------------------------------------------
(1) Approximate. The initial principal balance shown for a class of exchangeable REMIC certificates or exchangeable certificates represents the approximate maximum initial principal balance of such class. The maximum initial principal balance of a class of exchangeable REMIC Certificates represents the initial principal balance of such class prior to any exchanges. The maximum initial principal balance of a class of exchangeable certificates represents the maximum principal balance of such class that could be issued in an exchange. The initial principal balances and maximum initial principal balances are subject to adjustment.
(2) With respect to a class of exchangeable certificates, the effective per annum rate on the outstanding portion of the maximum initial principal balance or the maximum initial notional amount of such class.
(3) The following table describes the methodology for determining the pass-through rate (or effective rate for a class of exchangeable certificates) for the floating rate and inverse floating rate certificates.


                   Initial Pass-        Pass-Through         Minimum Pass-   Maximum Pass-
       Class       Through Rate         Rate Formula         Through Rate    Through Rate
    ------------   ----------------------------------------------------------------------
    Class I-A-1       5.620%           LIBOR + 0.300%           0.300%           7.000%
    Class I-A-2       1.380%           6.700% - LIBOR           0.000%           6.700%
    Class II-A-3      1.380%           6.700% - LIBOR           0.000%           6.700%
    Class II-A-4      5.620%           LIBOR + 0.300%           0.300%           7.000%
    Class A-E         5.650%        (LIBOR + 0.300%) x (F)*     0.000%         7.000% x (F)*


    * F equals a fraction, the numerator of which is the notional amount of the Class II-A-4 Certificates and the denominator of which is the principal balance of the Class I-A-9 Certificates. After the date on which the principal balance of the Class I-A-9 Certificates is reduced to zero, F will equal one. On or before the date on which the principal balance of the Class I-A-9 Certificates is reduced to zero, interest accrues on the Class A-E Certificates at the effective rate on the Class A-E Certificates' proportionate share of the principal balance of the Class I-A-9 Certificates. After the date on which the principal balance of the Class I-A-9 Certificates is reduced to zero, interest accrues on the Class A-E Certificates at the effective rate on the Class A-E Certificates' proportionate share of the notional amount of the Class II-A-4 Certificates.
(4) The Class I-A-2, Class I-A-11, Class I-A-13, Class I-A-16, Class II-A-1, Class II-A-3 and Class II-A-4 Certificates are interest only certificates and have no principal balance. The initial notional amounts are expected to be approximately $284,609,711, $5,338,416, $3,833,061, $1,562,458,
    $43,417,000, $37,214,571 and $37,214,571, respectively. The initial notional amounts shown for a class of exchangeable REMIC certificates or exchangeable certificates represents the approximate maximum initial notional amount of such class. The maximum initial notional amount of a class of exchangeable REMIC certificates represents the initial notional amount of such class prior to any exchanges. The maximum initial notional amount of a class of exchangeable certificates represents the maximum notional amount that could be issued in an exchange.
(5) Each of these classes is exchangeable, in combination with other classes or individually, for certain other class or classes of certificates.
(6) The Class A-PO Certificates will be deemed for the purposes of the distribution of principal to consist of two components as described in the table. The components are not severable.

Allocation of Amount to be Distributed on the Class A Non-PO Certificates

    The allocation of the Class A Non-PO Principal Distribution Amount to a Class of Exchangeable REMIC Certificates will be made assuming no exchanges have ever occurred. Amounts distributable to Exchangeable Certificates will be made as described herein.

    Group I-A Certificates

    On each Distribution Date occurring prior to the applicable Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for the Group I-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group I-A Certificates, concurrently, as follows:

      (A) approximately 28.0443416145% to the Class I-A-1 Certificates;

      (B) approximately 24.6336507304%, sequentially, as follows:

          (i) to the Class I-A-15 Certificates up to the Priority 1 Amount for such Distribution Date;

          (ii) sequentially, to the Class I-A-7 and Class I-A-8 Certificates;
          and

          (iii) to the Class I-A-15 Certificates;

      (C) approximately 43.6743528329%, sequentially, as follows:

          (i) concurrently, to the Class I-A-10 and Class I-A-14 Certificates, pro rata, up to the Priority 2 Amount for such Distribution Date;

          (ii) sequentially, to the Class I-A-R, Class I-A-3 and Class I-A-12 Certificates; and

          (iii) concurrently, to the Class I-A-10 and Class I-A-14, pro rata;
          and

      (D) approximately 3.6476548222% to the Class I-A-9 Certificates.

    Group II-A Certificates

    On each Distribution Date occurring prior to the applicable Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for the Group II-A Certificates will be distributed in reduction of the Principal Balance of the Class II-A-2 Certificates.

    Group III-A Certificates

    On each Distribution Date occurring prior to the applicable Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for the Group III-A Certificates will be distributed in reduction of the Principal Balance of the Class III-A-1 Certificates.

    Notwithstanding the foregoing, on each Distribution Date occurring on or after the applicable Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount for each Group will be distributed among the Classes of Class A Non-PO Certificates of such Group pro rata in accordance with their respective outstanding Principal Balances without regard to either the proportions or the priorities set forth above.

    The "Priority 1 Amount" for any Distribution Date means the product of (i) 24.6336507304%, (ii) the Priority 1 Percentage, (iii) the Shift Percentage and
(iv) the sum of the Group I Scheduled Principal Amount and Group I Unscheduled Principal Amount.

    The "Priority 1 Percentage" means the Principal Balance of the Class I-A-15 Certificates divided by the sum of the Principal Balances of the Class I-A-7, Class I-A-8 and Class I-A-15 Certificates.

    The "Priority 2 Amount" for any Distribution Date means the product of (i) 43.6743528329%, (ii) the Priority 2 Percentage, (iii) the Shift Percentage and
(iv) the sum of the Group I Scheduled Principal Amount and Group I Unscheduled Principal Amount.

    The "Priority 2 Percentage" means the sum of the Principal Balances of the Class I-A-10 and Class I-A-14 Certificates divided by the sum of the Principal Balances of the Class I-A-3, Class I-A-10, Class I-A-12, Class I-A-14 and Class I-A-R Certificates.

    The "Group I Scheduled Principal Amount" means the sum for each outstanding Group I Mortgage Loan (including each defaulted Group I Mortgage Loan with respect to which the related Mortgaged Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(i) and B(iv) of the definition of "Class A Non-PO Optimal Principal Amount".

    The "Group I Unscheduled Principal Amount" means the sum for each outstanding Group I Mortgage Loan (including each defaulted Group I Mortgage Loan with respect to which the related Mortgage Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(ii) and B(iii) of the definition of "Class A Non-PO Optimal Principal Amount".


    The "Shift Percentage" for any Distribution Date will be the percentage indicated below:

                                         Shift
Distribution Date Occurring In         Percentage
------------------------------         ----------
April 2007 through March 2012              0%
April 2012 through March 2013             30%
April 2013 through March 2014             40%
April 2014 through March 2015             60%
April 2015 through March 2016             80%
April 2016 and thereafter                100%

                                   Schedule I

                             Available Combinations


---------------------------------------|----------------------------------------
  Exchangeable REMIC Certificates      |        Exchangeable Certificates
---------------------------------------|----------------------------------------
                     Maximum Initial   |                       Maximum Initial
                    Principal Balance  |                      Principal Balance
 Exchangeable          or Notional     |    Exchangeable         or Notional
 REMIC Class            Amount(1)      |       Class              Amount (1)
---------------------------------------|----------------------------------------
---------------------------------------|----------------------------------------
    REMIC                              |    Exchangeable
 Combination 1                         |   Combination 1
---------------------------------------|----------------------------------------
    I-A-9            $37,018,447       |        A-E              $37,018,447
---------------------------------------|----------------------------------------
    II-A-4           $37,214,571       |
---------------------------------------|----------------------------------------
---------------------------------------|----------------------------------------
---------------------------------------|----------------------------------------
    REMIC                              |    Exchangeable
 Combination 2                         |   Combination 2
---------------------------------------|----------------------------------------
    I-A-10           $64,061,000       |       I-A-20            $64,061,000
---------------------------------------|----------------------------------------
    I-A-11            $5,338,416       |
---------------------------------------|----------------------------------------
---------------------------------------|----------------------------------------
    REMIC                              |    Exchangeable
 Combination 3                         |   Combination 3
---------------------------------------|----------------------------------------
    I-A-10           $64,061,000       |       I-A-17            $64,061,000
---------------------------------------|----------------------------------------
  I-A-11(2)           $5,338,416       |
---------------------------------------|----------------------------------------
---------------------------------------|----------------------------------------
    REMIC                              |    Exchangeable
 Combination 4                         |   Combination 4
---------------------------------------|----------------------------------------
    I-A-10           $64,061,000       |       I-A-5             $66,485,000
---------------------------------------|----------------------------------------
    I-A-11            $5,338,416       |
---------------------------------------|----------------------------------------
    I-A-14            $2,424,000       |
---------------------------------------|----------------------------------------
---------------------------------------|----------------------------------------
    REMIC                              |    Exchangeable
 Combination 5                         |   Combination 5
---------------------------------------|----------------------------------------
    I-A-12           $45,996,733       |       I-A-4             $45,996,733
---------------------------------------|----------------------------------------
    I-A-13            $3,833,061       |
---------------------------------------|----------------------------------------
---------------------------------------|----------------------------------------
    REMIC                              |    Exchangeable
 Combination 6                         |   Combination 6
---------------------------------------|----------------------------------------
    I-A-12           $45,996,733       |       I-A-19            $45,996,733
---------------------------------------|----------------------------------------
  I-A-13(2)           $3,833,061       |
---------------------------------------|----------------------------------------
---------------------------------------|----------------------------------------
    REMIC                              |    Exchangeable
 Combination 7                         |   Combination 7
---------------------------------------|----------------------------------------
    I-A-15           $37,499,000       |       I-A-6             $37,499,000
---------------------------------------|----------------------------------------
    I-A-16            $1,562,458       |
---------------------------------------|----------------------------------------
---------------------------------------|----------------------------------------
    REMIC                              |    Exchangeable
 Combination 8                         |   Combination 8
---------------------------------------|----------------------------------------
    I-A-15           $37,499,000       |       I-A-18            $37,499,000
---------------------------------------|----------------------------------------
  I-A-16(2)           $1,562,458       |
---------------------------------------|----------------------------------------
---------------------------------------|----------------------------------------
    REMIC                              |    Exchangeable
 Combination 9                         |   Combination 9
---------------------------------------|----------------------------------------
    II-A-2           $43,417,000       |       II-A-5            $43,417,000
---------------------------------------|----------------------------------------
    II-A-3           $37,214,571       |
---------------------------------------|----------------------------------------
    II-A-4           $37,214,571       |
---------------------------------------|----------------------------------------
---------------------------------------|----------------------------------------
    REMIC                              |    Exchangeable
Combination 10                         |   Combination 10
---------------------------------------|----------------------------------------
    II-A-3           $37,214,571       |       II-A-1            $43,417,000
---------------------------------------|----------------------------------------
    II-A-4           $37,214,571       |
---------------------------------------|----------------------------------------


(1) Except as otherwise indicated, Exchangeable REMIC Certificates and Exchangeable Certificates in any combinations may be exchanged only in the proportion that the Maximum Initial Principal Balances or Maximum Initial Notional Amounts of such Certificates bear to one another as shown above.

(2) In connection with this combination, this Class may be exchanged only in the proportion that 50% of the Maximum Initial Notional Amount of such Class bears to the Maximum Initial Principal Balance of the related Exchangeable Certificates.